Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Plan (to register 225,000 shares) and 2000 Employee Stock Purchase Plan (to register 2,250,000 shares) of DURECT Corporation of our reports dated March 4, 2010, with respect to the financial statements and schedule of DURECT Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of DURECT Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

May 10, 2010